EXHIBIT 99.1
News Release
Investor Contact: Cindi Buckwalter, (212) 878-1831
Media Contact: Michael Landau, (212) 878-1840

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER 2019 EARNINGS
 OF $0.83 PER SHARE, OR $0.95 PER SHARE, EXCLUDING SPECIAL ITEMS
----------
Company Reports 2019 Earnings per Share of $3.78;
Earnings per Share of $4.23, Excluding Special Items
----------
Fourth Quarter and Full Year Highlights:
•	Fourth Quarter Sales of $440 Million; $1.791 Billion in Full Year
•	Strong Operating Cash Flow of $80 Million in Fourth Quarter; $238 Million in Full Year, up 17 Percent
•	Double Digit Operating Margins Across All Segments in Fourth Quarter and Fiscal 2019, Excluding Special Items
•	Advanced Strategic Growth Initiatives Through New Product Introductions, Capacity Expansions and New PCC Satellites
•	$92 Million of Debt Payments and Returned $48 Million to Shareholders through Share Repurchases and Dividends in 2019

NEW YORK, January 30—Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $0.95, excluding special items, for the fourth quarter ended December 31, 2019, compared with diluted earnings per share of $1.17 in the prior year.  Reported diluted earnings per share were $0.83 compared with $1.22 in the prior year.

For the full year 2019, the Company reported earnings per share of $4.23, excluding special items, compared with earnings per share of $4.84 in the prior year. Reported earnings per share were $3.78 compared with earnings per share of $4.75 for the full year 2018.

“Our fourth quarter and full year 2019 results reflect our solid operational and strategic execution against the backdrop of weaker conditions in several markets we serve,” said Douglas T. Dietrich, Chief Executive Officer. “In 2019, we delivered sales growth across several product lines and geographies, increased volumes through capacity expansions and a new PCC satellite, and capitalized on customer demand for our latest innovative products. Our culture of continuous improvement and focus on aggressive cost control were fundamental in making the necessary changes to adjust our operations to the changing market environment.”

Mr. Dietrich continued, “During the year, we delivered strong free cash flow and maintained our balanced approach to capital allocation by making $92 million of debt payments and returning $48 million to shareholders. We also made tangible progress advancing several of our long-term strategic growth initiatives. Our disciplined execution, strong balance sheet, and breadth of growth opportunities position MTI well for continued value creation in 2020.”

FOURTH QUARTER 2019

Worldwide net sales were $440.2 million. Foreign exchange had an unfavorable impact on sales of approximately $3.2 million or 1 percentage point of growth. Operating income was $47.7 million and represented 10.8 percent of sales. Operating income excluding special items was $53.0 million and represented 12.0 percent of sales.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, decreased 2 percent in the fourth quarter to $343.2 million.  Operating income for the Minerals businesses was $42.6 million and represented 12.4 percent of sales.

Performance Materials segment sales were $201.4 million.

Metalcasting sales decreased 12 percent, primarily due to weaker foundry demand for automotive, heavy truck and agricultural equipment in the U.S. and parts of Asia as well as lower volumes and pricing in the specialty sands business. However, overall Metalcasting sales grew 11 percent in China, reflecting continued market penetration of greensand bonds, which increased 14 percent. Household, Personal Care & Specialty Products sales increased 4 percent, driven by the continued strong performance of our global pet care business which grew 8 percent, as well as increases in our Human and Animal Health businesses. Building Materials sales grew 12 percent with higher North American construction activity and Environmental Products sales decreased 9 percent due to several large projects in the prior year.

Operating income for the segment was $23.2 million and represented 11.5 percent of sales. Operating income and margins were affected by lower Metalcasting sales and a weaker overall product mix, partially offset by improved profitability in Environmental Products.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were essentially flat at $141.8 million compared to the prior year.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 1 percent to $109.0 million largely due to previously announced customer paper machine shutdowns in North America. However, Paper PCC volumes in Asia grew 6 percent, driven by the ramp up of a new satellite and capacity additions. Specialty PCC products increased 2 percent, primarily due to increased market demand for sealant products.

Processed Minerals sales were flat at $32.8 million. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Segment operating income was $19.4 million and represented 13.7 percent of sales. The decrease in operating income was driven by the paper mill shutdowns in North America, lower volumes in Europe and lower talc sales for automotive applications, which was partially offset by higher pricing.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, decreased 1 percent to $97.0 million. Operating income for the Service businesses was $12.9 million and represented 13.3 percent of sales.

Refractories segment sales decreased 6 percent to $73.4 million, primarily due to lower sales of Refractory Products globally, partially offset by higher metallurgical products and laser equipment sales. The Refractories segment operating income was $10.4 million and represented 14.2 percent of sales.  The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales rose 16 percent to $23.6 million, primarily driven by higher well testing activity in the Gulf of Mexico and increased international sales. Operating income increased to $2.5 million and represented 10.6 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

FULL YEAR 2019

Worldwide net sales were $1.791 billion, up 1 percent on a constant currency basis. Operating income, as reported, was $208.7 million and represented 11.7 percent of sales. Excluding special items, operating income was $235.3 million and represented 13.1 percent of sales.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses decreased 1 percent to $1.398 billion.  Operating income for the Minerals businesses was $180.2 million and represented 12.9 percent of sales. Excluding special items, operating income was $189.7 million and was 13.6 percent of sales.

Performance Materials segment sales decreased 1 percent to $823.3 million.

Household, Personal Care & Specialty Products and Environmental Products both increased 8 percent, offset by an 11 percent decrease in Metalcasting sales and a 2 percent decrease in Building Materials.

Operating income for the segment was $97.1 million and represented 11.8 percent of sales. Excluding special items, operating income was $104.1 million and represented 12.6 percent of sales.

Specialty Minerals segment sales decreased 3 percent to $574.4 million.

Worldwide sales of PCC decreased 3 percent while Specialty PCC products increased 3 percent.

Processed Minerals sales decreased 2 percent.

Segment operating income was $83.1 million and represented 14.5 percent of sales. Operating income excluding special items was $85.6 million and was 14.9 percent of sales.

Refractories and Energy Services
Sales in the Service businesses grew 1 percent to $393.3 million. Operating income for the Service businesses was $47.6 million and represented 12.1 percent of sales. Operating income excluding special items increased 2 percent to $52.7 million and was 13.4 percent of sales.

Refractories segment sales decreased 4 percent to $298.1 million. The Refractories segment operating income was $39.8 million and represented 13.4 percent of sales.  Excluding special items, operating income was $43.1 million and represented 14.5 percent of sales.

Energy Services segment sales rose 22 percent to $95.2 million. Operating income increased to $7.8 million and represented 8.2 percent of sales. Excluding special items, operating income increased to $9.6 million and was 10.1 percent of sales.

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Minerals Technologies will host a conference call tomorrow, January 31, 2020 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on January 31, 2020.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2018 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.791 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018	Prior Qtr.	Prior Year	Dec. 31, 2019	Dec. 31, 2018	Prior Year

Net sales
Product sales	$416.6	$423.8	$427.2	(2)%	(2)%	$1,695.8	$1,729.3	(2)%
Service revenue	23.6	25.5	20.3	(7)%	16%	95.2	78.3	22%
Total net sales	440.2	449.3	447.5	(2)%	(2)%	1,791.0	1,807.6	(1)%

Cost of sales
Cost of goods sold	317.3	320.5	320.9	(1)%	(1)%	1,285.8	1,293.3	(1)%
Cost of service revenue	15.2	17.6	13.8	(14)%	10%	64.6	52.9	22%
Total cost of sales	332.5	338.1	334.7	(2)%	(1)%	1,350.4	1,346.2	0%

Production margin	107.7	111.2	112.8	(3)%	(5)%	440.6	461.4	(5)%

Marketing and administrative expenses	49.3	46.9	43.5	5%	13%	187.5	178.6	5%
Research and development expenses	5.4	5.2	5.2	4%	4%	20.3	22.7	(11)%
Acquisition-related transaction and integration costs	0.0	0.0	0.0	*	*	0.0	1.7	*
Litigation expenses	5.3	5.6	0.0	*	*	10.9	0.0	*
Restructuring and other items, net	0.0	0.0	1.8	*	*	13.2	2.5	*

Income from operations	47.7	53.5	62.3	(11)%	(23)%	208.7	255.9	(18)%

Interest expense, net	(9.9)	(11.0)	(12.0)	(10)%	(18)%	(43.2)	(45.9)	(6)%
Non-cash pension settlement charge	0.0	0.0	(0.8)	*	*	0.0	(4.4)	*
Other non-operating income (deductions), net	(2.8)	(1.6)	(1.0)	75%	*	(8.2)	(1.5)	*
Total non-operating deductions, net	(12.7)	(12.6)	(13.8)	1%	(8)%	(51.4)	(51.8)	(1)%

Income before tax and equity in earnings	35.0	40.9	48.5	(14)%	(28)%	157.3	204.1	(23)%

Provision for taxes on income	5.8	2.6	5.1	123%	14%	22.8	34.4	(34)%
Equity in earnings of affiliates, net of tax	0.4	0.8	0.6	(50)%	(33)%	1.9	3.5	(46)%

Consolidated net income	29.6	39.1	44.0	(24)%	(33)%	136.4	173.2	(21)%

Less: Net income attributable to non-controlling interests	0.6	1.1	0.9	(45)%	(33)%	3.7	4.2	(12)%

Net Income attributable to Minerals Technologies Inc.	$29.0	$38.0	$43.1	(24)%	(33)%	$132.7	$169.0	(21)%

Weighted average number of common shares outstanding:

Basic	34.8	35.0	35.2			35.0	35.3

Diluted	34.9	35.1	35.4			35.1	35.6

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$0.83	$1.09	$1.22	(24)%	(32)%	$3.79	$4.79	(21)%

Diluted	$0.83	$1.08	$1.22	(23)%	(32)%	$3.78	$4.75	(20)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended December 31, 2019, September 29, 2019 and December 31, 2018 each consisted of 93 days, 91 days and 92 days, respectively.

2)
On a regular basis, the Company reviews its product line groupings to generate greater alignment within each product line. Accordingly, in the third quarter of 2019, the Company combined its Basic Minerals product line with its Household, Personal Care & Specialty Products product line, both within our Performance Materials segment. Presented below are the restated sales by product line for the Performance Materials segment for each of the quarters of 2018 and 2019 of this operating segment to conform to the current product line structure.

								Full Year Ended
	(millions of dollars)	Quarter Ended
		Apr. 3, 2019	Jun 30, 2019	Sep. 29, 2019		Dec. 31, 2019		Dec. 31, 2019

	Sales		`
			`
	Metalcasting	$73.2	$75.8	$69.0		$73.2		$291.2
	Household, Personal Care & Specialty Products	94.8	91.5	94.1		96.2		376.6
	Environmental Products	15.9	29.0	27.1		14.6		86.6
	Building Materials	15.3	19.1	17.1		17.4		68.9
	Performance Materials Segment	$199.2	$215.4	$207.3		$201.4		$823.3

								Full Year Ended
	(millions of dollars)	Quarter Ended
		Apr. 1, 2018	Jul. 1, 2018	Sep. 30, 2018		Dec. 31, 2018		Dec. 31, 2018

	Sales

	Metalcasting	$79.2	$88.8	$77.8		$83.1		$328.9
	Household, Personal Care & Specialty Products	76.5	82.5	97.4		92.1		348.5
	Environmental Products	12.7	25.2	26.3		16.1		80.3
	Building Materials	18.9	18.0	18.0		15.5		70.4
	Performance Materials Segment	$187.3	$214.5	$219.5		$206.8		$828.1

3)
In the second quarter of 2019, the Company initiated a restructuring and cost savings program to better align our costs and organizational structure with the market environment. The Company recorded non-cash impairment of assets charges of $7.5 million and restructuring and other charges of $5.7 million relating to severance and other costs in the second quarter of 2019.

	(millions of dollars)

		Quarter Ended					Year Ended
		Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018			Dec. 31, 2019		Dec. 31, 2018

	Impairment of assets
	Performance Materials	$0.0	$0.0	$0.0			$4.2		$0.0
	Specialty Minerals	0.0	0.0	0.7			1.6		0.7
	Energy Services	0.0	0.0	0.0			1.7		0.0
	Total impairment of assets charge	$0.0	$0.0	$0.7			$7.5		$0.7

	Restructuring and other items, net
	Severance related costs	$0.0	$0.0	$1.1			$5.7		$1.8
		0.0	0.0	1.1			5.7		1.8

	Total restructuring and other items, net	$0.0	$0.0	$1.8			$13.2		$2.5

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2019, September 29, 2019 and December 31, 2018, and the years ended December 31, 2019 and December 31, 2018 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended					Year Ended
		Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018			Dec. 31, 2019		Dec. 31, 2018

	Income from continuing operations attributable to MTI	$29.0	$38.0	$43.1			$132.7		$169.0
	% of sales	6.6%	8.5%	9.6%			7.4%		9.3%

	Special items:
	Acquisition-related transaction and integration costs	0.0	0.0	0.0			0.0		1.7
	Litigation expenses	5.3	5.6	0.0			10.9		0.0
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	0.0			2.5		0.0
	Restructuring and other items, net	0.0	0.0	1.8			13.2		2.5
	Non-cash inventory step-up charges	0.0	0.0	0.0			0.0		0.5
	Non-cash pension settlement charge	0.0	0.0	0.8			0.0		4.4
	Tax credit from statute expiration	0.0	(5.0)	0.0			(5.0)		0.0
	Effect of US tax law change	0.0	0.0	(3.7)			0.0		(3.7)
	Related tax effects on special items	(1.3)	(1.3)	(0.5)			(5.8)		(2.1)

	Income from continuing operations attributable to MTI, excluding special items	$33.0	$37.3	$41.5			$148.5		$172.3
	% of sales	7.5%	8.3%	9.3%			8.3%		9.5%

	Diluted earnings per share, excluding special items	$0.95	$1.06	$1.17			$4.23		$4.84

	In the fourth quarter and full year of 2019, the Company recorded $5.3 million and $10.9 million related to ongoing litigation associated with the bankruptcy of Novinda Corp.

	Included in marketing and administrative expenses in the second quarter of 2019 is a provision for bad debt of $2.5 million related to a bankruptcy of a Refractories customer in the UK.

On December 22, 2017, tax reform legislation was signed into law, encompassing a broad range of tax reform proposals, including a reduction of U.S. corporate tax rates from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax that is payable over eight years on deemed repatriated accumulated earnings of foreign subsidiaries. As a result, the Company recorded a provisional $47 million income tax benefit in the fourth quarter of 2017, comprised of a tax benefit primarily from the lower U.S. tax rate. Such provisional amounts were based on reasonable estimates and subject to adjustment during the measurement period. Accordingly, in the fourth quarter of 2018, the Company recorded a $3.7 million reduction related to the repatriation of accumulated foreign earnings.

5)
This press release contains a measure of underlying sales growth year-over-year excluding the impact of foreign exchange. This is a non-GAAP measure. We believe this measure provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. The reconciliation of reported sales growth to underlying sales growth is as follows:

		Fourth Quarter 2019					Full Year 2019
		Reported Net Sales Growth	Foreign Exchange Impact	Sales Growth Excluding Foreign Exchange			Reported Net Sales Growth		Foreign Exchange Impact	Sales Growth Excluding Foreign Exchange

	Consolidated MTI	(2)%	(1)%		(1)%		(1)%		(2)%	1%

6)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2019, September 29, 2019 and December 31, 2018 and the years ended December 31, 2019 and December 31, 2018 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended					Year Ended
	(millions of dollars)	Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018			Dec. 31, 2019		Dec. 31, 2018

	Cash flow from continuing operations	$79.8	$60.2	$70.2			$238.3		$203.6
	Capital expenditures	13.2	16.3	19.5			65.0		75.9
	Free cash flow	$66.6	$43.9	$50.7			$173.3		$127.7

	Depreciation and Amortization Expense	$24.8	$24.7	$23.3			$98.4		$94.3

7)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended					Year Ended
		Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018			Dec. 31, 2019		Dec. 31, 2018

	Interest income	$0.6	$0.5	$0.6			$2.3		$2.1
	Interest expense	(10.5)	(11.5)	(12.6)			(45.5)		(48.0)
	Non-cash pension settlement charge	0.0	0.0	(0.8)			0.0		(4.4)
	Foreign exchange gains (losses)	(1.3)	0.7	0.3			0.4		5.5
	Other deductions	(1.5)	(2.3)	(1.3)			(8.6)		(7.0)
	Non-operating deductions, net	$(12.7)	$(12.6)	$(13.8)			$(51.4)		$(51.8)

Included in non-operating deductions for the three-month and twelve month periods ended December 31, 2018 are non-cash pension settlement costs of $0.8 million and $4.4 million, respectively, associated with some of our pension plans in the U.S.

8)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, January 31, 2020 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)
													% Growth
	Quarter Ended						% Growth		Year Ended
SALES DATA	Dec. 31,	% of	Sep. 29,	% of	Dec. 31,	% of			Dec. 31,	% of	Dec. 31,	% of
	2019	Total Sales	2019	Total Sales	2018	Total Sales	Prior Qtr	Prior Year	2019	Total Sales	2018	Total Sales	Prior Year

United States	$233.8	53%	$243.6	54%	$235.4	53%	(4)%	(1)%	$962.4	54%	$961.6	53%	0%
International	206.4	47%	205.7	46%	212.1	47%	0%	(3)%	828.6	46%	846.0	47%	(2)%
Net Sales	$440.2	100%	$449.3	100%	$447.5	100%	(2)%	(2)%	$1,791.0	100%	$1,807.6	100%	(1)%

Metalcasting	$73.2	17%	$69.0	15%	$83.1	19%	6%	(12)%	$291.2	16%	$328.9	18%	(11)%
Household, Personal Care & Specialty Products	96.2	22%	94.1	21%	92.1	21%	2%	4%	376.6	21%	348.5	19%	8%
Environmental Products	14.6	3%	27.1	6%	16.1	4%	(46)%	(9)%	86.6	5%	80.3	4%	8%
Building Materials	17.4	4%	17.1	4%	15.5	3%	2%	12%	68.9	4%	70.4	4%	(2)%
Performance Materials Segment	$201.4	46%	$207.3	46%	$206.8	46%	(3)%	(3)%	$823.3	46%	$828.1	46%	(1)%

Paper PCC	$93.0	21%	$90.2	20%	$93.9	21%	3%	(1)%	$364.9	20%	$378.5	21%	(4)%
Specialty PCC	16.0	4%	17.7	4%	15.7	4%	(10)%	2%	69.1	4%	66.9	4%	3%
PCC Products	$109.0	25%	$107.9	24%	$109.6	24%	1%	(1)%	$434.0	24%	$445.4	25%	(3)%

Ground Calcium Carbonate	$21.2	5%	$23.0	5%	$20.3	5%	(8)%	4%	$91.3	5%	$91.0	5%	0%
Talc	11.6	3%	12.2	3%	12.6	3%	(5)%	(8)%	49.1	3%	52.9	3%	(7)%
Processed Minerals Products	$32.8	7%	$35.2	8%	$32.9	7%	(7)%	(0)%	$140.4	8%	$143.9	8%	(2)%

Specialty Minerals Segment	$141.8	32%	$143.1	32%	$142.5	32%	(1)%	(0)%	$574.4	32%	$589.3	33%	(3)%

Total Minerals Businesses	$343.2	78%	$350.4	78%	$349.3	78%	(2)%	(2)%	$1,397.7	78%	$1,417.4	78%	(1)%

Refractory Products	$60.5	14%	$61.3	14%	$65.4	15%	(1)%	(7)%	$244.8	14%	$261.1	14%	(6)%
Metallurgical Products	12.9	3%	12.1	3%	12.5	3%	7%	3%	53.3	3%	50.8	3%	5%
Refractories Segment	$73.4	17%	$73.4	16%	$77.9	17%	0%	(6)%	$298.1	17%	$311.9	17%	(4)%

Energy Services Segment	$23.6	5%	$25.5	6%	$20.3	5%	(7)%	16%	$95.2	5%	$78.3	4%	22%

Total Service Businesses	$97.0	22%	$98.9	22%	$98.2	22%	(2)%	(1)%	$393.3	22%	$390.2	22%	1%

Net Sales	$440.2	100%	$449.3	100%	$447.5	100%	(2)%	(2)%	$1,791.0	100%	$1,807.6	100%	(1)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018	Prior Qtr	Prior Year	Dec. 31, 2019	Dec. 31, 2018	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$23.2	$26.9	$29.2	(14)%	(21)%	$97.1	$116.8	(17)%
% of Sales	11.5%	13.0%	14.1%			11.8%	14.1%
Specialty Minerals Segment	$19.4	$21.7	$21.2	(11)%	(8)%	$83.1	$95.4	(13)%
% of Sales	13.7%	15.2%	14.9%			14.5%	16.2%
Total Minerals Businesses	$42.6	$48.6	$50.4	(12)%	(15)%	$180.2	$212.2	(15)%
% of Sales	12.4%	13.9%	14.4%			12.9%	15.0%
Refractories Segment	$10.4	$10.2	$10.8	2%	(4)%	$39.8	$45.4	(12)%
% of Sales	14.2%	13.9%	13.9%			13.4%	14.6%
Energy Services Segment	$2.5	$2.0	$1.2	25%	108%	$7.8	$4.5	73%
% of Sales	10.6%	7.8%	5.9%			8.2%	5.7%
Total Service Businesses	$12.9	$12.2	$12.0	6%	8%	$47.6	$49.9	(5)%
% of Sales	13.3%	12.3%	12.2%			12.1%	12.8%
Unallocated and Other Corporate Expenses	$(7.8)	$(7.3)	$(0.1)	(7)%	*	$(19.1)	$(4.5)	(324)%

Acquisition-related transaction costs	$0.0	$0.0	$0.0	*	*	$0.0	$(1.7)	*

Consolidated	$47.7	$53.5	$62.3	(11)%	(23)%	$208.7	$255.9	(18)%
% of Sales	10.8%	11.9%	13.9%			11.7%	14.2%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$7.0	$0.5	*

Specialty Minerals Segment	$0.0	$0.0	$0.7	*	*	$2.5	$0.7	*

Total Minerals Businesses	$0.0	$0.0	$0.7	*	*	$9.5	$1.2	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$3.3	$0.0	*

Energy Services Segment	$0.0	$0.0	$1.1	*	*	$1.8	$1.8	*

Total Service Businesses	$0.0	$0.0	$1.1	*	*	$5.1	$1.8	*

Unallocated and Other Corporate Expenses	$5.3	$5.6	$0.0	*	*	$12.0	$0.0	*

Acquisition-related transaction costs	$0.0	$0.0	$0.0	*	*	$0.0	$1.7	*

Consolidated	$5.3	$5.6	$1.8	*	*	$26.6	$4.7	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended December 31, 2019, September 29, 2019 and December 31, 2018, and the years ended December 31, 2019 and December 31, 2018 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31, 2019	Sep. 29, 2019	Dec. 31, 2018	Prior Qtr	Prior Year	Dec. 31, 2019	Dec. 31, 2018	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$23.2	$26.9	$29.2	(14)%	(21)%	$ `104.1	$117.3	(11)%
% of Sales	11.5%	13.0%	14.1%			12.6%	14.2%
Specialty Minerals Segment	$19.4	$21.7	$21.9	(11)%	(11)%	$85.6	$96.1	(11)%
% of Sales	13.7%	15.2%	15.4%			14.9%	16.3%
Total Minerals Businesses	$42.6	$48.6	$51.1	(12)%	(17)%	$189.7	$213.4	(11)%
% of Sales	12.4%	13.9%	14.6%			13.6%	15.1%
Refractories Segment	$10.4	$10.2	$10.8	2%	(4)%	$43.1	$45.4	(5)%
% of Sales	14.2%	13.9%	13.9%			14.5%	14.6%
Energy Services Segment	$2.5	$2.0	$2.3	25%	9%	$9.6	$6.3	52%
% of Sales	10.6%	7.8%	11.3%			10.1%	8.0%
Total Service Businesses	$12.9	$12.2	$13.1	6%	(2)%	$52.7	$51.7	2%
% of Sales	13.3%	12.3%	13.3%			13.4%	13.2%

Unallocated and Other Corporate Expenses	$(2.5)	$(1.7)	$(0.1)	47%	*	$(7.1)	$(4.5)	(58)%

Consolidated	$53.0	$59.1	$64.1	(10)%	(17)%	$235.3	$260.6	(10)%
% of Sales	12.0%	13.2%	14.3%			13.1%	14.4%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	December 31, 2019		December 31, 2018
		*		**

Current assets:
Cash & cash equivalents	$241.6		$208.8
Short-term investments	1.6		3.8
Accounts receivable, net	376.2		387.3
Inventories	253.3		239.2
Prepaid expenses and other current assets	46.5		37.2
Total current assets	919.2		876.3

Property, plant and equipment	2,257.0		2,256.0
Less accumulated depreciation	1,204.2		1,153.1
Net property, plant & equipment	1,052.8		1,102.9

Goodwill	807.4		812.4
Intangible assets	203.0		214.1
Other assets and deferred charges	130.2		81.4

Total assets	$3,112.6		$3,087.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$101.2		$105.2
Current maturities of long-term debt	2.1		3.3
Accounts payable	163.4		169.1
Other current liabilities	131.8		104.3
Total current liabilities	398.5		381.9

Long-term debt	824.3		907.8
Deferred income taxes	180.6		196.8
Other non-current liabilities	274.6		215.3
Total liabilities	1,678.0		1,701.8

Total MTI shareholders' equity	1,402.7		1,353.5
Non-controlling Interests	31.9		31.8
Total shareholders' equity	1,434.6		1,385.3

Total liabilities and shareholders' equity	$3,112.6		$3,087.1

* Unaudited
** Condensed from audited financial statements.